Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports 2018 Results; Refiled Asco Submission with European Commission; Executed Definitive Documents on Recent Boeing Agreement; Returned More Than 100% Free Cash Flow to Shareholders for Third Consecutive Year

Fourth Quarter 2018 Results

•	Revenue of $1.8 billion, up 7% y/y

•	Earnings per share (EPS) of $1.68; Adjusted EPS* of $1.85, up 40% y/y

•	Segment operating margin of 16.3%, compared to 14.9% in Q3 2018 and 16.4% in Q4 2017
Full-Year 2018 Results

•	Revenue of $7.2 billion, up 3% y/y

•	EPS of $5.65; Adjusted EPS* of $6.26, up 17% y/y

•	Cash from operations of $770 million; Adjusted free cash flow* of $565 million

•	Repurchased 9.3 million shares for $800 million
Issues Full-Year 2019 Guidance

•	Revenue of $8.0 - $8.2 billion

•	Given the uncertainty of timing of closing the Asco acquisition, we are unable to provide GAAP EPS and cash from operations guidance; both will be provided upon closure of the transaction

•	Adjusted EPS* of $7.35 - $7.60, excluding the impact of the potential Asco acquisition

•	Adjusted cash from operations* of $875 - $975 million; Adjusted free cash flow* of $625 - $675 million, each excluding the impact of the potential Asco acquisition

Wichita, Kan., February 1, 2019 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported fourth quarter and full-year 2018 financial results.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 1. Summary Financial Results (unaudited)
	Fourth Quarter			Twelve Months
($ in millions, except per share data)	2018	2017	Change	2018	2017	Change
Revenues	$1,835	$1,715	7%	$7,222	$6,983	3%
Operating Income	$244	$217	12%	$843	$532	59%
Operating Income as a % of Revenues	13.3%	12.7%	60 BPS	11.7%	7.6%	410 BPS
Net Income	$178	$123	45%	$617	$355	74%
Net Income as a % of Revenues	9.7%	7.2%	250 BPS	8.5%	5.1%	340 BPS
Earnings Per Share (Fully Diluted)	$1.68	$1.07	57%	$5.65	$3.01	88%
Adjusted Earnings Per Share (Fully Diluted)*	$1.85	$1.32	40%	$6.26	$5.35	17%
Fully Diluted Weighted Avg Share Count	105.6	114.9		109.1	117.9

“As we begin 2019, our focus is on the efficient execution of production rate increases, margin expansion, continued growth in defense and fabrication, closure and integration of Asco, and continued commitment to total shareholder return,” said Tom Gentile, President and Chief Executive Officer for Spirit AeroSystems.
“Earlier this week, we finalized the Definitive Documentation on the Boeing agreement we announced in December. We are very pleased to conclude this long-term, broad-reaching agreement with our largest customer, and we look forward to working with them to execute across all programs.”
“In the last three months, we have also continued to work on closing the Asco deal. We have made substantial progress in identifying the issues the European Commission raised concerning the Belairbus structure," said Gentile. "This week we refiled our Form CO, which is the formal notification required for merger review and clearance by the European Commission. We hope to receive clearance during the first quarter, and our goal is to close the deal in the first half of the year."
Revenue
    Spirit’s fourth quarter 2018 revenue was $1.8 billion, up from the same period of 2017. This increase was primarily driven by higher production deliveries on the Boeing 737 program, partially offset by lower production deliveries on the Boeing 777 program, and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. Revenue for the full-year increased to $7.2 billion, primarily due to higher recurring and non-recurring activity on the Boeing 737 program and increased defense-related activity, partially offset by lower production deliveries on the Boeing 777 program and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. (Table 1)

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit’s backlog at the end of the fourth quarter of 2018 was approximately $48 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the fourth quarter of 2018 was $244 million, up compared to $217 million in the same period of 2017. This increase was primarily due to higher production deliveries on the Boeing 737 program and margin recognized on the Airbus A350 program as a result of the adoption of ASC 606, partially offset by the absence of favorable changes in estimates recognized on the Boeing 787 program during the fourth quarter of 2017. Operating income for the full-year was $843 million, up compared to $532 million in 2017, with the increase primarily due to the absence of forward loss charges recognized on the Boeing 787 program in the second quarter of 2017 and margin recognized on the Airbus A350 program as a result of the adoption of ASC 606, partially offset by lower production deliveries on the Boeing 777 program. Fourth quarter EPS was $1.68, up compared to $1.07 in the same period of 2017. Fourth quarter adjusted EPS* was $1.85, excluding the impact of the proposed Asco acquisition, up compared to $1.32 in the same period of 2017. Full-year EPS was $5.65, up compared to $3.01 in 2017. Full-year adjusted EPS* was $6.26 in 2018, up compared to $5.35 in 2017. (Table 1)
Cash
Cash from operations in the fourth quarter of 2018 was $203 million, up compared to $(51) million in the same quarter last year, primarily due to the return of the 787 interim pricing agreement payment of $236 million to Boeing. Adjusted free cash flow* in the fourth quarter of 2018 was $145 million, compared to $51 million in the same quarter last year. Full-year cash from operations was $770 million, up compared to $574 million in 2017. Full-year adjusted free cash flow* was $565 million, up compared to $537 million in 2017. (Table 2)
Cash balance at the end of the quarter was $774 million. The company’s revolving credit facility remained undrawn at the end of the quarter.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 2. Cash Flow and Liquidity (unaudited)
	Fourth Quarter			Twelve Months
($ in millions)	2018	2017	Change	2018	2017	Change
Cash from Operations	$203	($51)	**	$770	$574	34%
Purchases of Property, Plant & Equipment	($100)	($134)	(25%)	($271)	($273)	(1%)
Free Cash Flow*	$103	($185)	**	$499	$301	66%
Adjusted Free Cash Flow*	$145	$51	**	$565	$537	5%

Liquidity				December 31, 2018	December 31, 2017
Cash				$774	$423
Total Debt				$1,895	$1,151
** Represents an amount equal to or in excess of 100% or not meaningful.

Financial Outlook

Note: GAAP EPS and Cash from Operations guidance are omitted from the table below due to the uncertainty of full-year Asco acquisition impacts as such impacts are dependent on timing of closing the acquisition.

Table 3. Financial Outlook Issued February 1, 2019	2019 Guidance

Revenues	$8.0 - $8.2 billion
Adjusted Earnings Per Share (Fully Diluted)*^	$7.35 - $7.60
Effective Tax Rate	~22%
Adjusted Cash from Operations*^	$875 - $975 million
Adjusted Free Cash Flow*^	$625 - $675 million

^ Adjusted figures exclude the impact of the Asco acquisition, including transaction costs and gain/loss on derivative instrument (foreign currency forward contract based on acquisition purchase price).

Risks applicable to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release.

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the fourth quarter of 2018 increased by 11 percent from the same period last year to $1 billion. This increase was primarily due to higher production deliveries on the Boeing 737 program and increased non-recurring Airbus A350 activity, partially offset by lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. Operating margin for the fourth quarter of 2018 increased to 15.6 percent, compared to 13.6 percent during the same period of 2017, primarily due to higher margin recognized on the Airbus A350 program as a result of the adoption of ASC 606 and higher production deliveries on the Boeing 737 program. In the fourth quarter of 2018, the segment recorded pretax $(3.9) million of unfavorable cumulative catch-up adjustments and $4.9 million of favorable changes in estimates on forward loss programs.
Propulsion Systems
Propulsion Systems segment revenue in the fourth quarter of 2018 increased seven percent from the same period last year to $443 million, primarily driven by higher propulsion deliveries on the Boeing 737 program, partially offset by lower production deliveries on the Boeing 777 program and lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606. Operating margin for the fourth quarter of 2018 decreased to 18.0 percent, compared to 20.3 percent during the same period of 2017, primarily due to lower non-recurring activity on certain Boeing programs. In the fourth quarter of 2018, the segment recorded pretax $(0.4) million of unfavorable cumulative catch-up adjustments and $(0.7) million of net forward losses.
Wing Systems
Wing Systems segment revenue in the fourth quarter of 2018 decreased slightly from the same period last year to $374 million, primarily due to lower revenue recognized on the Boeing 787 program as a result of the adoption of ASC 606, lower production deliveries on the Boeing 777 program and lower defense-related activity, partially offset by higher production deliveries on the Boeing 737 and Airbus A320 programs. Operating margin for the fourth quarter of 2018 decreased to 16.1 percent, compared to 18.7 percent during the same period of 2017, primarily driven by the absence of favorable changes in estimates recognized during the fourth quarter of 2017. In the fourth quarter of 2018, the segment recorded pretax $2.1 million of favorable cumulative catch-up adjustments and $1.4 million of favorable changes in estimates on forward loss programs.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	Fourth Quarter			Twelve Months
($ in millions)	2018	2017 (1)	Change	2018	2017 (1)	Change
Segment Revenues
Fuselage Systems	$1,017.4	$918.7	10.7%	$4,000.8	$3,730.8	7.2%
Propulsion Systems	442.9	415.5	6.6%	1,702.5	1,666.2	2.2%
Wing Systems	374.4	377.1	(0.7%)	1,513.0	1,578.8	(4.2%)
All Other	0.6	3.3	(81.8%)	5.7	7.2	(20.8%)
Total Segment Revenues	$1,835.3	$1,714.6	7.0%	$7,222.0	$6,983.0	3.4%
Segment Earnings from Operations
Fuselage Systems	$158.4	$124.6	27.1%	$576.1	$329.6	74.8%
Propulsion Systems	79.6	84.3	(5.6%)	283.5	267.7	5.9%
Wing Systems	60.3	70.4	(14.3%)	226.4	205.1	10.4%
All Other	—	2.5	**	0.3	2.0	(85.0%)
Total Segment Operating Earnings	$298.3	$281.8	5.9%	$1,086.3	$804.4	35.0%
Unallocated Expense
SG&A	($55.9)	($54.8)	(2.0%)	($210.4)	($204.7)	(2.8%)
Impact of Severe Weather Event	10.0	—	**	10.0	(19.9)	**
Research & Development	(11.2)	(10.0)	(12.0%)	(42.5)	(31.2)	(36.2%)
Cost of Sales	2.4	0.3	**	(0.2)	(16.7)	98.8%
Total Earnings from Operations	$243.6	$217.3	12.1%	$843.2	$531.9	58.5%
Segment Operating Earnings as % of Revenues
Fuselage Systems	15.6%	13.6%	200 BPS	14.4%	8.8%	560 BPS
Propulsion Systems	18.0%	20.3%	(230) BPS	16.7%	16.1%	60 BPS
Wing Systems	16.1%	18.7%	(260) BPS	15.0%	13.0%	200 BPS
All Other	**	**	**	**	**	**
Total Segment Operating Earnings as % of Revenues	16.3%	16.4%	(10) BPS	15.0%	11.5%	350 BPS
Total Operating Earnings as % of Revenues	13.3%	12.7%	60 BPS	11.7%	7.6%	410 BPS
 **    Represents an amount equal to or in excess of 100% or not meaningful

(1)	Adjusted for ASU 2017-07 (Pension) as follows:

Fuselage Systems	$(4.6)	$(18.1)
Propulsion Systems	(1.9)	(7.4)
Wing Systems	(1.8)	(7.3)
All Other	—	—
Total Segment Impact	$(8.3)	$(32.8)

SG&A	(1.3)	(4.4)

Total Operating Earnings Impact	$(9.6)	$(37.2)

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Keturah Austin (316) 523-2611
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations under our new and maturing commercial, business aircraft, and military development programs, and the related recurring production, including our ability to meet contractually required production rate increases; 3) our ability to accurately estimate and manage performance, cost, and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the B787 program and other programs; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5) our ability and our suppliers’ ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft and expanding model mixes; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals, including our ability to obtain in a timely fashion any required regulatory or other third party approvals for the consummation of our announced acquisition of Asco, and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements, including our ability to timely deliver quality products, under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of nonpayment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes, domestic or international hostilities, or acts of terrorism; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt, including our ability to obtain the debt to finance the purchase price for our announced acquisition of Asco on favorable terms or at all; 18) competition from or in-sourcing by commercial aerospace original equipment manufacturers and competition from other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of changes in tax law, such as the effect of The Tax Cuts and Jobs Act that was enacted on December 22, 2017, and changes to the interpretations of or guidance related thereto, and the Company’s ability to accurately calculate and estimate the effect of such changes; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain a critical mass of highly-skilled employees and our relationships with the unions representing many of our employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and our credit facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; 30) exposure to potential product liability and warranty claims; 31) our ability to effectively assess, manage and integrate acquisitions that we pursue, including our ability to successfully integrate the Asco business and generate synergies and other cost savings; 32) the consummation of our announced acquisition of Asco while avoiding any unexpected costs, charges, expenses, adverse changes to business relationships and other business disruptions for ourselves and Asco as a result of the acquisition; 33) our ability to continue selling certain receivables through our supplier financing program; 34) the risks of doing business internationally, including fluctuations in foreign current exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies; and 35) prolonged periods of inflation where we do not have adequate inflation protections in our customer contracts, among other things. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2018	2017	2018	2017
B737	148	133	605	532
B747	2	2	6	6
B767	7	7	30	28
B777	12	15	44	70
B787	35	31	143	136
Total Boeing	204	188	828	772

A220(1)	6	—	12	—
A320 Family	169	156	657	608
A330	16	20	62	80
A350	27	25	98	90
A380	2	3	6	13
Total Airbus	220	204	835	791

Business/Regional Jet(1)	15	21	71	88

Total	439	413	1,734	1,651

(1) Airbus acquired majority ownership in the C-Series program (subsequently renamed to the A220 program) in July 2018; all C-Series deliveries prior to Q3 2018 are included in Business/Regional Jet and all subsequent A220 deliveries are included in A220.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2018	December 31, 2017(1)	December 31, 2018	December 31, 2017(1)
	($ in millions, except per share data)
Revenue	$1,835.3	$1,714.6	$7,222.0	$6,983.0
Operating costs and expenses:
Cost of sales	1,534.6	1,432.5	6,135.9	6,195.3
Selling, general and administrative	55.9	54.8	210.4	204.7
Impact of severe weather event	(10.0)	—	(10.0)	19.9
Research and development	11.2	10.0	42.5	31.2
Total operating costs and expenses	1,591.7	1,497.3	6,378.8	6,451.1
Operating income	243.6	217.3	843.2	531.9
Interest expense and financing fee amortization	(19.7)	(11.6)	(80.0)	(41.7)
Other (expense) income, net	(6.2)	12.2	(7.0)	44.4
Income before income taxes and equity in net income of affiliate	217.7	217.9	756.2	534.6
Income tax provision	(40.1)	(95.1)	(139.8)	(180.0)
Income before equity in net income of affiliate	177.6	122.8	616.4	354.6
Equity in net income of affiliate	—	—	0.6	0.3
Net income	$177.6	$122.8	$617.0	$354.9

Earnings per share
Basic	$1.70	$1.08	$5.71	$3.04
Shares	104.5	113.8	108.0	116.8

Diluted	$1.68	$1.07	$5.65	$3.01
Shares	105.6	114.9	109.1	117.9

Dividends declared per common share	$0.12	$0.10	$0.46	$0.40

(1) Adjusted for ASU 2017-07 (Pension) as follows:

Cost of sales		$8.3		$32.8
Selling, general and administrative		$1.3		$4.4
Other (expense) income, net		$9.6		$37.2

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2018	December 31, 2017
	($ in millions)
Assets
Cash and cash equivalents	$773.6	$423.3
Restricted cash	0.3	2.2
Accounts receivable, net	545.1	722.2
Contract assets, short-term	471.3	—
Inventory, net	1,012.6	1,449.9
Other current assets	51.8	53.5
Total current assets	2,854.7	2,651.1
Property, plant and equipment, net	2,167.6	2,105.3
Contract assets, long-term	52.2	—
Pension assets	326.7	347.1
Other assets	284.7	164.3
Total assets	$5,685.9	$5,267.8
Liabilities
Accounts payable	$902.6	$693.1
Accrued expenses	313.1	269.3
Profit sharing	68.3	109.5
Current portion of long-term debt	31.4	31.1
Advance payments, short-term	2.2	100.0
Contract liabilities, short-term	201.0	—
Forward loss provision, short-term	13.3	—
Deferred revenue and other deferred credits, short-term	18.8	64.6
Deferred grant income liability - current	16.0	21.6
Other current liabilities	58.2	331.8
Total current liabilities	1,624.9	1,621.0
Long-term debt	1,864.0	1,119.9
Advance payments, long-term	231.9	231.7
Pension/OPEB obligation	34.6	40.8
Contract liabilities, long-term	326.7	—
Forward loss provision, long-term	169.7	—
Deferred revenue and other deferred credits	32.4	161.0
Deferred grant income liability - non-current	28.0	39.3
Other liabilities	135.6	252.6
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,461,817 and 114,447,605 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,100.9	1,086.9
Accumulated other comprehensive loss	(196.6)	(128.5)
Retained earnings	2,713.2	2,422.4
Treasury stock, at cost (40,719,438 and 31,467,709 shares, respectively)	(2,381.0)	(1,580.9)
Total stockholders’ equity	1,237.6	1,801.0
Noncontrolling interest	0.5	0.5
Total equity	1,238.1	1,801.5
Total liabilities and equity	$5,685.9	$5,267.8

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2018	December 31, 2017
	($ in millions)
Operating activities
Net income	$617.0	$354.9
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	230.6	214.1
Amortization expense	0.4	0.2
Amortization of deferred financing fees	17.9	3.4
Accretion of customer supply agreement	4.1	2.6
Employee stock compensation expense	27.4	22.1
Gain from derivative instruments	(7.2)	(0.9)
Gain from foreign currency transactions	(0.3)	(8.1)
Loss on impairment and disposition of assets	1.8	9.5
Deferred taxes	(38.0)	52.4
Pension and other post-retirement benefits, net	(33.4)	(34.7)
Grant liability amortization	(21.6)	(19.0)
Equity in net income of affiliate	(0.6)	(0.3)
Forward loss provision	(170.9)	—
Changes in assets and liabilities
Accounts receivable, net	(47.9)	(48.5)
Contract assets	(8.5)	—
Inventory, net	(61.3)	319.6
Accounts payable and accrued liabilities	244.5	160.3
Profit sharing/deferred compensation	(40.9)	7.6
Advance payments	(98.3)	(209.6)
Income taxes receivable/payable	(28.4)	25.7
Contract liabilities	208.3	—
Deferred revenue and other deferred credits	16.9	(231.2)
Other	(41.7)	(46.4)
Net cash provided by operating activities	$769.9	$573.7
Investing activities
Purchase of property, plant and equipment	(271.2)	(273.1)
Other	3.4	0.3
Net cash used in investing activities	($267.8)	($272.8)
Financing activities
Proceeds from issuance of bonds	1,300.0	—
Principal payments of debt	(6.7)	(2.8)
Payments on term loan	(256.3)	(25.0)
Payments on bonds	(300.0)	—
Taxes paid related to net share settlement awards	(15.6)	(14.2)
Proceeds from issuance of ESPP stock	2.1	—
Debt issuance and financing costs	(23.2)	(0.9)
Proceeds from financing under the New Markets Tax Credit Program	—	7.6
Purchase of treasury stock	(805.8)	(496.3)
Dividends paid	(48.0)	(47.1)
Net cash used in financing activities	($153.5)	($578.7)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	—	5.6
Net increase (decrease) in cash, cash equivalents, and restricted cash	$348.6	($272.2)
Cash, cash equivalents, and restricted cash, beginning of the period	445.5	717.7
Cash, cash equivalents, and restricted cash, end of the period	$794.1	$445.5

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	December 31, 2018	December 31, 2017
Cash and cash equivalents, beginning of the period	$423.3	$697.7
Restricted cash, short-term, beginning of the period	2.2	—
Restricted cash, long-term, beginning of the period	20.0	19.9
Cash, cash equivalents, and restricted cash, beginning of the period	$445.5	$717.6

Cash and cash equivalents, end of the period	$773.6	$423.3
Restricted cash, short-term, end of the period	0.3	2.2
Restricted cash, long-term, end of the period	20.2	20.0
Cash, cash equivalents, and restricted cash, end of the period	$794.1	$445.5

* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share, (ii) free cash flow, (iii) adjusted free cash flow, and (iv) adjusted cash from operations, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share. Outlook related to GAAP diluted earnings per share and a reconciliation between GAAP diluted earnings per share and Adjusted EPS are omitted herein due to the uncertainty of full-year Asco acquisition impacts that are dependent on timing of closing the acquisition.

Adjusted Cash from Operations. Adjusted Cash from Operations is defined as GAAP net cash from operating activities referred to herein as "cash from operations" or "cash from operating activities") less various items that are not considered to be directly related to operational performance. The most comparable GAAP measure is cash from operating activities. Outlook related to GAAP cash from operating activities and a reconciliation between GAAP cash from operating activities and Adjusted Cash from Operations are omitted herein due to the uncertainty of full-year Asco acquisition impacts that are dependent on timing of closing the acquisition. Management uses Adjusted Cash from Operations as a measure to assess both business performance and overall liquidity. Adjusted Cash from Operations for the fourth quarter of 2018 is $245 million, calculated as GAAP cash from operating activities of $203 million plus costs related to the Asco acquisition of $42 million. Adjusted Cash from Operations for the twelve months ended December 31, 2018, is $836 million, calculated as GAAP cash from operating activities of $770 million plus costs related to the Asco acquisition of $66 million.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities, less capital expenditures for property, plant and equipment (expected to be $250 - $300 million for 2019). Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Outlook related to GAAP cash from operating activities and a reconciliation between GAAP cash from operating activities and Free Cash Flow are omitted herein due to the uncertainty of full-year Asco acquisition impacts that are dependent on timing of closing the acquisition. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

Adjusted Free Cash Flow. Management considers certain items that arise from time to time to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items. The most comparable GAAP measure is cash provided by operating activities. Outlook related to GAAP cash from operating activities and a reconciliation between GAAP cash from operating activities and Adjusted Free Cash Flow are omitted herein due to the uncertainty of full-year Asco acquisition impacts that are dependent on timing of closing the acquisition. Management uses Adjusted Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

* Non-GAAP financial measure, see Appendix for reconciliation

Adjusted EPS

	4th Quarter				Twelve Months
	2018		2017		2018		2017
GAAP Diluted Earnings Per Share	$1.68		$1.07		$5.65		$3.01
Impact of Asco Acquisition and Debt Financing	0.17	a	—		0.61	b	—
Impact of MOU with Boeing	—		—		—		2.10	c
Impact of the U.S. Tax Reform	—		0.25	d	—		0.24	d
Adjusted Diluted Earnings Per Share	$1.85		$1.32		$6.26		$5.35

Diluted Shares (in millions)	105.6		114.9		109.1		117.9

a Represents the three months ended Q4 2018 net EPS impact of $0.17 comprised of the following:
(i) Asco acquisition impact of $0.17 per share, which includes:
- Loss related to foreign currency forward contract of $0.11 (loss included in Other income)
- Transaction costs of $0.01 (included in SG&A)
- Interest expense on new debt related to Asco of $0.05 (included in Interest expense)
b Represents the twelve months ended Q4 2018 net EPS impact of $0.61 comprised of the following:
(i) Asco acquisition impact of $0.50 per share, which includes:
- Loss related to foreign currency forward contract of $0.27 (loss included in Other income)
- Transaction costs of $0.12 (included in SG&A)
- Interest expense on new debt related to Asco of $0.11 (included in Interest expense)
(ii) Debt financing costs of $0.11 per share (included in Interest expense)
c Represents the net EPS impact of the MOU with Boeing of $2.10 per share.
d        Represents the impact of the Tax Cuts and Jobs Act of $28.7 million, which includes the estimated impact of the transition tax of $44.9 million and a tax benefit due to the revaluation of deferred tax asset of $16.2 million, which provides a net earnings per share impact of $0.24 for the twelve months ended December 31, 2017.

Free Cash Flow
($ in millions)

	4th Quarter			Twelve Months
	2018		2017	2018		2017
Cash from Operations	$203		($51)	$770		$574
Capital Expenditures	(100)		(134)	(271)		(273)
Free Cash Flow	$103		($185)	$499		$301
Costs related to acquisition of Asco	42	a	—	66	b	—
Cash returned under 787 interim pricing agreement	—		236	—		236

Adjusted Free Cash Flow	$145		$51	$565		$537

a Represents the three months ended Q4 2018 Asco acquisition impact of $42 million comprised of:
- Cash paid on foreign currency forward contract of $27 million
- Transaction payments of $2 million
- Interest paid on proportion of new debt related to Asco of $13 million

b Represents the twelve months ended Q4 2018 Asco acquisition impact of $66 million comprised of:
- Cash paid on foreign currency forward contract of $41 million
- Transaction payments of $10 million
- Interest paid on proportion of new debt related to Asco of $15 million

* Non-GAAP financial measure, see Appendix for reconciliation